Exhibit 10(b)

To:	John S. McKinney

From:	United Rentals, Inc.

Date:	July 21, 2004

Re:	Termination of Employment

This will confirm the following:

1.	As of July 21, 2004, by mutual agreement, you have resigned as an employee of United Rentals.

2.	You have previously been granted options to acquire United Rentals common stock. Notwithstanding anything to the contrary that may be contained in the grant agreements for these options, the fact that you have ceased to be an employee of United Rentals will not accelerate the termination or expiration of any of these options. For the sake of clarity, it is specified that the other terms of these options (including, without limitation, the exercise price and the scheduled expiration date) remain unchanged.

3.	The provisions of the preceding paragraph were approved by the compensation committee of the United Rentals board of directors on July 20, 2004.

United Rentals, Inc.

By:
John N. Milne
President and Chief Financial Officer

Please confirm your resignation by signing below and faxing a copy back to Joe Ehrenreich at 212-986-2399.

John S. McKinney